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                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                           Telecopier: (212) 949-7052

                                                  October 10, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, District of Columbia 20549

          Re:     AFP Imaging Corporation
                  Registration Statement on Form S-8
                  ----------------------------------


Dear Sirs and Madams:

          We have acted as counsel for AFP Imaging Corporation, a New York corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares (each, a "Share") of the common stock, par value $.01 per share (the "Common Stock"), of the Company available for issuance under the Company's 1999 Incentive Stock Option Plan. In this regard, we have participated in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the 500,000 Shares.

          In connection with our participation in the preparation of the Registration Statement, we have examined (a) the Certificate of Incorporation and Bylaws of the Company, each as amended to the date of this letter, (b) the resolutions adopted by the Company's Board of Directors and stockholders, (c) the other exhibits to the Registration Statement, (d) the draft Section 10(a) prospectus with respect to the 500,000 Shares included in the Registration Statement and (e) such other records, documents, statutes and decisions as we have deemed relevant in rendering the opinion expressed below. In making such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, the conformity to authentic original documents of documents submitted to us as certified or photostatic copies, the validity of the origin and sender of all e-mail, facsimile and other correspondence and the adequacy of the consideration payable to the Company in exchange for the issuance of the 500,000 Shares.

          Based upon the foregoing, we are of the opinion that:

                (a) the 500,000 Shares being offered for sale pursuant to the Registration Statement have been duly and validly authorized for issuance; and

                (b) when issued as contemplated by the Registration Statement, the 500,000 Shares will be legally issued, fully paid and non-assessable.




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SNOW BECKER KRAUSS P.C.

Securities and Exchange Commission
October 10, 2005
Page -2-

          We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit or concede that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission promulgated under the Act.

          This firm owns an aggregate of 25,000 shares of Common Stock; one of our principals who also serves as a director of the Company owns 7,022 shares of Common Stock and holds options to purchase an additional 110,500 shares of Common Stock; and a second principal of our firm owns 172 shares of Common Stock.


                                                 Very truly yours,

                                                 Snow Becker Krauss P.C.


                                                 By:     /s/ Keith S. Braun
                                                     ---------------------------
                                                        Keith S. Braun, Esq.

KSB:dim